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                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related prospectus of Rohm and Haas Company for the registration of certain of its debt securities and to the incorporation by reference therein of our report dated July 29, 1998, with respect to the consolidated financial statements and schedule of Morton International, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended June 30, 1998 incorporated by reference in Rohm and Haas Company's Current Report on Form 8-K dated July 1, 1999, incorporated by reference in this Registration Statement (Form S-4) and filed with the Securities and Exchange Commission.

                                          /s/ ERNST & YOUNG LLP

Chicago, Illinois
July 26, 1999